Exhibit 99.1

PRESS RELEASE

Contact:	(609) 452-4807 www.covance.com

COVANCE REPORTS 3Q07 EARNINGS OF $0.69 PER SHARE
– Net Revenue Growth Accelerates to 16.0%; Backlog Grows 26.5% to $2.6B; Record OM of 15.2% –

Princeton, New Jersey, October 24, 2007 – Covance Inc. (NYSE: CVD) today reported earnings for its third quarter ended September 30, 2007 of $0.69/diluted share, representing 17.0% growth on a GAAP basis and 25.0% on a pro forma basis, after excluding an income tax gain of $0.04 per diluted share in the third quarter of 2006.

“In the third quarter, our business model continued to deliver strong results as we accelerated net revenue growth to 16.0%, expanded operating margins to a record 15.2%, and produced EPS growth of 25.0%. We also delivered strong net orders of $493 million in the quarter and 26.5% growth in backlog to $2.6 billion, as demand for our broad portfolio of services continued to be robust,” said Joe Herring, Chairman and Chief Executive Officer. “Early Development net revenue growth was again very strong at 19.2% and operating margins increased both year-on-year and sequentially to 26.0%. In Late-Stage Development, year-on-year net revenue growth accelerated to 12.9% and operating margins expanded to 17.5%, marking the second consecutive quarter of increased profitability in the segment.

“Even as we deliver on our near-term financial targets and client projects, we are accelerating investments in capacity, talent, and IT systems to support future growth. During the third quarter we opened four new Covance facilities across three continents. In North America, we added a preclinical ABSL-2 facility to support the growth in vaccine research services. In Europe, we opened yet another expansion at our Muenster, Germany preclinical facility. In Asia, we opened two facilities – a state-of-the-art central laboratory in Shanghai to support global clinical trials and a nutritional chemistry laboratory in Singapore to provide food safety testing services.

“Our strong financial performance over the first three quarters of this year leads us to raise our full-year 2007 earnings target to $2.65 per diluted share. Looking forward to 2008, based upon our strong performance again this quarter and our expanding backlog, we are again targeting revenue growth in the low- to mid-teens range and diluted earnings per share growth of 20%.”

Selected Consolidated Results

($ in millions except EPS)	3Q07	3Q06	Change	2007 YTD	2006 YTD	Change
Total Revenues	$414.7	$356.2		$1,195.8	$1,047.0
Less: Reimbursable Out-of-Pockets	$18.7	$14.7		$60.4	$49.8
Net Revenues	$396.0	$341.5	16.0%	$1,135.4	$997.2	13.9%
Operating Income	$60.1	$49.0	22.6%	$167.7	$141.9	18.1%
Operating Margin %	15.2%	14.4%		14.8%	14.2%
Net Income	$44.6	$38.3	16.6%	$125.0	$106.7	17.2%
Diluted EPS	$0.69	$0.59	17.0%	$1.93	$1.65	17.2%

Income Tax Gain		$2.5			$2.5
Net Income Excluding Tax Gain	$44.6	$35.8	24.6%	$125.0	$104.2	20.0%
Diluted EPS Excluding Tax Gain	$0.69	$0.55	25.0%	$1.93	$1.61	20.0%

Operating Segment Results

Early Development

($ in millions)	3Q07	3Q06	Change	2007 YTD	2006 YTD	Change
Net Revenues	$199.5	$167.4	19.2%	$569.8	$465.6	22.4%
Operating Income	$51.8	$40.3	28.4%	$144.4	$115.0	25.6%
Margin %	26.0%	24.1%		25.4%	24.7%

The Company’s Early Development segment includes preclinical toxicology, analytical chemistry, clinical pharmacology services, and research products. Early Development net revenues for the third quarter of 2007 grew 19.2% to $199.5 million, compared to $167.4 million in the third quarter of 2006. Net revenue growth in the quarter was driven by strong performances in toxicology, chemistry, and clinical pharmacology. Year-to-date, net revenues are up 22.4% to $569.8 million compared to $465.6 million in the first nine months of the prior year.

Operating income for the third quarter of 2007 increased 28.4% to $51.8 million compared to $40.3 million for the third quarter of last year. Operating margins for the third quarter of 2007 expanded to 26.0% versus 24.1% in the third quarter of the prior year and 25.6% last quarter. Strength in operating margin was driven by continued strong performances in toxicology, chemistry services, and clinical pharmacology. Year-to-date, operating margins increased to 25.4% versus 24.7% in the first nine months of the prior year.

Late-Stage Development

($ in millions)	3Q07	3Q06	Change	2007 YTD	2006 YTD	Change
Net Revenues	$196.5	$174.1	12.9%	$565.6	$531.7	6.4%
Operating Income	$34.4	$30.4	13.1%	$95.5	$90.9	5.0%
Margin %	17.5%	17.5%		16.9%	17.1%

The Late-Stage Development segment includes central laboratory, Phase II-III clinical development, commercialization services (periapproval services and market access services), and cardiac safety services. Late-Stage Development net revenue for the third quarter of 2007 grew 12.9% to $196.5 million compared to $174.1 million in the third quarter of 2006. This accelerated growth rate was driven by another very strong performance in clinical development and improved year-on-year growth in central labs. Year-to-date, net revenues are up 6.4% to $565.6 million compared to $531.7 million in the first nine months of 2006.

Operating income for the third quarter of 2007 increased 13.1% to $34.4 million compared to $30.4 million in the third quarter of the prior year. Operating margins for the third quarter of 2007 was 17.5% versus 17.5% in the third quarter of 2006 and 16.8% last quarter. Year-on-year improvements in clinical development and increased central laboratory operating margins were offset by a decline in market access services operating margin. Year-to-date, operating margins were 16.9% compared to 17.1% in the first nine months of 2006.

Corporate Information

The Company’s backlog at September 30, 2007 grew 26.5% year-over-year to $2.6 billion compared to $2.1 billion at September 30, 2006. Net orders in the third quarter of 2007 were $492.6 million versus $432.0 million reported in the third quarter of 2006.

Corporate expenses totaled $26.1 million in the third quarter of 2007 compared to $25.4 million last quarter and $21.7 million in the third quarter of last year, as we continue to make investments in infrastructure to enhance our ability to manage future growth.

The Company reported $259.8 million in cash and cash equivalents at September 30, 2007, up from $208.0 million at June 30, 2007.

Free cash flow for the third quarter was $41.3 million, consisting of operating cash flow of $84.3 million and capital expenditures of $43.0 million. Free cash flow year-to-date was $71.3 million, consisting of operating cash flow of $176.1 million and capital expenditures of $104.8 million. We now expect full year 2007 capital spending to be at least $165 million and free cash flow to be approximately $80 million, including significant expenditures for the new Arizona preclinical facility.

Net Days Sales Outstanding (DSO) was 47 days at September 30, 2007, versus 46 days at June 30, 2007, and 55 days at September 30, 2006.

The Company’s investor conference call will be webcast on October 25 at 9:00 am EDT. Management’s commentary and presentation slides will be available through www.covance.com.

Covance, with headquarters in Princeton, New Jersey, is one of the world’s largest and most comprehensive drug development services companies with revenues over the last twelve months of approximately $1.5 billion, global operations in more than 20 countries, and approximately 8,700 employees worldwide. Information on Covance’s products and services, recent press releases, and SEC filings can be obtained through its website at www.covance.com.

Statements contained in this press release, which are not historical facts, such as statements about prospective earnings, savings, revenue, operations, revenue and earnings growth and other financial results are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements including the statements contained herein regarding anticipated trends in the Company’s business are based largely on management’s expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, competitive factors, outsourcing trends in the pharmaceutical industry, levels of industry research and development spending, the Company’s ability to continue to attract and retain qualified personnel, the fixed price nature of contracts or the loss of large contracts, risks associated with acquisitions and investments, the Company’s ability to increase order volume, the pace of translation of orders into revenue in late-stage development services, and other factors described in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no duty to update any forward looking statement to conform the statement to actual results or changes in the Company’s expectations.

Financial Exhibits Follow

COVANCE INC.

CONSOLIDATED INCOME STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

(Dollars in thousands, except per share data)

(UNAUDITED)

	Three Months Ended September 30		Nine Months Ended September 30
	2007	2006	2007	2006

Net revenues	$395,989	$341,478	$1,135,453	$997,227
Reimbursable out-of-pockets	18,712	14,681	60,361	49,744
Total revenues	414,701	356,159	1,195,814	1,046,971

Costs and expenses:
Cost of revenue	258,355	223,662	743,812	660,045
Reimbursed out-of-pocket expenses	18,712	14,681	60,361	49,744
Selling, general and administrative	61,089	54,196	174,972	153,794
Depreciation and amortization	16,447	14,584	49,015	41,468
Total costs and expenses	354,603	307,123	1,028,160	905,051

Income from operations	60,098	49,036	167,654	141,920

Other (income) expense, net:
Interest income, net	(2,298)	(1,693)	(6,771)	(5,188)
Foreign exchange transaction (gain) loss, net	(284)	(95)	(238)	(28)
Other income, net	(2,582)	(1,788)	(7,009)	(5,216)

Income before taxes and equity investee earnings	62,680	50,824	174,663	147,136

Taxes on income	18,469	12,726	51,326	41,389

Equity investee earnings	403	178	1,683	938

Net income	$44,614	$38,276	$125,020	$106,685

Basic earnings per share	$0.70	$0.60	$1.96	$1.68

Weighted average shares outstanding - basic	63,711,628	63,827,555	63,718,720	63,542,002

Diluted earnings per share	$0.69	$0.59	$1.93	$1.65

Weighted average shares outstanding - diluted	64,728,253	64,965,380	64,758,890	64,758,456

Excluding the impact of the $2.5 million income tax gain recorded in Q3’06:

Taxes on income	n/a	$15,193	n/a	$43,856

Net income	n/a	$35,809	n/a	$104,218

Basic earnings per share	n/a	$0.56	n/a	$1.64

Diluted earnings per share	n/a	$0.55	n/a	$1.61

COVANCE INC.

CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2007 and DECEMBER 31, 2006

(Dollars in thousands)

	September 30	December 31
	2007	2006
	(UNAUDITED)
ASSETS
Current Assets:
Cash & cash equivalents	$259,831	$219,810
Accounts receivable, net	222,480	205,473
Unbilled services	104,990	89,139
Inventory	54,789	49,628
Deferred income taxes	4,523	4,320
Prepaid expenses and other current assets	74,145	71,196
Total Current Assets	720,758	639,566

Property and equipment, net	577,507	500,057
Goodwill, net	119,725	119,725
Other assets	41,937	38,330

Total Assets	$1,459,927	$1,297,678

LIABILITIES and STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$42,442	$35,479
Accrued payroll and benefits	91,729	76,657
Accrued expenses and other current liabilities	51,710	50,855
Unearned revenue	122,175	109,559
Income taxes payable	11,499	17,154
Total Current Liabilities	319,555	289,704

Deferred income taxes	30,028	31,052
Other liabilities	63,311	53,627
Total Liabilities	412,894	374,383

Stockholders’ Equity:
Common stock	743	734
Paid-in capital	476,952	426,806
Retained earnings	882,197	757,809
Other Comprehensive Income:
Cumulative translation adjustment	45,927	35,170
FAS 158 adjustment	(23,389)	(23,389)
Treasury stock	(335,397)	(273,835)
Total Stockholders’ Equity	1,047,033	923,295

Total Liabilities and Stockholders’ Equity	$1,459,927	$1,297,678

COVANCE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

(Dollars in thousands)

(UNAUDITED)

	Nine Months Ended September 30
	2007	2006
Cash flows from operating activities:
Net income	$125,020	$106,685
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	49,015	41,468
Non-cash compensation expense associated with employee benefit and stock compensation plans	21,472	21,990
Deferred income tax (benefit) provision	(2,475)	(658)
(Gain) loss on sale of property and equipment	(1,740)	(187)
Equity investee earnings	(1,683)	(938)
Changes in operating assets and liabilities, net of businesses acquired:
Accounts receivable	(17,007)	(998)
Unbilled services	(15,851)	(7,364)
Inventory	(5,161)	(4,087)
Accounts payable	6,963	725
Accrued liabilities	18,901	10,003
Unearned revenue	12,616	1,978
Income taxes payable	(749)	8,274
Other assets and liabilities, net	(13,222)	(11,558)
Net cash provided by operating activities	176,099	165,333

Cash flows from investing activities:
Capital expenditures	(104,820)	(71,755)
Acquisition of businesses	—	(74,561)
Other, net	111	699
Net cash used in investing activities	(104,709)	(145,617)

Cash flows from financing activities:
Stock issued under employee stock purchase and option plans	25,948	34,901
Purchase of treasury stock	(61,562)	(8,705)
Net cash (used in) provided by financing activities	(35,614)	26,196

Effect of exchange rate changes on cash	4,245	3,451

Net change in cash and cash equivalents	40,021	49,363

Cash and cash equivalents, beginning of period	219,810	160,717

Cash and cash equivalents, end of period	$259,831	$210,080